EXHIBIT 5.1

                         OPINION AND CONSENT OF COUNSEL

May  27,  2004

Emergensys  Corporation
400  Jean-Lesage  Blvd.,  Suite  045
Quebec,  Quebec  G1K,  8W1

Gentlemen:

     We have examined the registration statement on Form S-8 of Emergensys Corporation, a Delaware corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 50,000 shares of the Company's common stock, $.0001 par value per share (the "Common Stock"), under the Proposed Reorganization Letter Agreement described in the Registration Statement (the "Agreement").

     As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Agreements.

     We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non- assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration
Statement  and  any  amendments  thereto.

Very  truly  yours,

/s/  Gottbetter  &  Partners,  LLP

Gottbetter  &  Partners,  LLP


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